FOR IMMEDIATE RELEASE
July 2, 2008
Contacts: Scott Barnum, President and CEO
Pyramid Breweries Inc.
(206) 682-8322
R. Martin Kelly
President and Chief Executive Officer
Magic Hat Brewing Company &
Performing Arts Center, Inc.
(802) 658-2739
INDEPENDENT BREWERS UNITED COMMENCES TENDER OFFER TO
ACQUIRE PYRAMID BREWERIES INC. FOR $2.75 PER SHARE IN CASH
     SEATTLE, WA, and BURLINGTON, VT, JULY 2, 2008 — PMID Merger Sub, Inc., a wholly owned subsidiary of Independent Brewers United, Inc., the parent of Magic Hat Brewing Company & Performing Arts Center, Inc., commenced a tender offer today to acquire all of the outstanding common shares of Pyramid Breweries Inc. (NASDAQ: PMID), for $2.75 per share in cash pursuant to a previously announced Agreement and Plan of Merger by and among Independent Brewers United, Inc., PMID Merger Sub, Inc., Magic Hat Brewing Company & Performing Arts Center, Inc. and Pyramid Breweries Inc., dated June 27, 2008. Following completion of the tender offer, PMID Merger Sub, Inc. anticipates completing a second-step merger in which any remaining common shares of Pyramid will be converted into the right to receive the same per share price paid in the offer.
     The $2.75 per share offer price represents a premium of 56.3% over the closing price of Pyramid’s common stock on April 28, 2008, the trading day prior to public announcement of the execution of a Letter of Intent between Pyramid and Magic Hat regarding the proposed merger.
     PMID Merger Sub, Inc. today will file with the Securities and Exchange Commission a tender offer statement on Schedule TO setting forth in detail the terms of the offer. Concurrently, Pyramid today will file with the Commission a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Pyramid Breweries Inc.’s board of directors that Pyramid shareholders tender their shares into the offer.
     The offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the offer that number of shares of Pyramid common stock which, when added to any shares already owned by Pyramid Breweries Inc. and its subsidiaries, represents at least 66 2/3% of the outstanding shares. PMID Merger Sub, Inc. may waive the condition regarding minimum acceptance of the offer in the event that it purchases through the offer a majority of the total shares of Pyramid common stock on a fully diluted basis.
     The offer and withdrawal rights will expire at midnight, New York City time, on Wednesday, July 30, 2008, unless the offer is extended. The offer to purchase and the related letter of transmittal contain important information and shareholders should read both documents carefully before making any decision with respect to the offer.
     The information agent for the offer is Innisfree M&A Incorporated.

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About Pyramid Breweries Inc.
Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan’s brand names. Pyramid’s family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival (“GABF”). Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan’s brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.
About Magic Hat Brewing Company & Performing Arts Center, Inc.
Magic Hat Brewing Company & Performing Arts Center, Inc., headquartered in Burlington, VT, is one of the largest craft brewers on the east coast, and ranks among the fastest growing companies in the category nationwide. For more information, visit www.magichat.net.
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Forward looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties as regards to Pyramid Breweries Inc. are described in Pyramid Breweries Inc’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include successful completion of the proposed acquisition on a timely basis, the impact of regulatory review on the proposed acquisition, the ability to achieve synergies following completion of the proposed acquisition, the impact of intense competition, changing economic or business conditions, the price and availability of ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, and other factors and uncertainties discussed from time to time in reports filed by Pyramid Breweries Inc. with the Securities and Exchange Commission.